Filed pursuant to Rule 433
Registration Statement No. 333-140456
Dated September 21, 2007

Enhanced Participation Note Linked to the MSCI® EAFE Index

September 21, 2007
Amended Final Terms

Issuer:	Eksportfinans ASA

Underlying Index:	MSCI® EAFE Index

Currency:	United States dollars ($ or USD)

First Tranche Offering, 9/12/07:	$13,494,000 face amount
Second Tranche Offering, 9/21/07:	$3,163,000 face amount
Total Aggregate Offering:	$16,657,000 face amount

Issue Price on First Tranche:	100.000% of face amount
Issue Price on Second Tranche:	103.120% of face amount

Proceeds to Issuer on First Tranche:	$997.50 per note
Proceeds to Issuer on Second Tranche:	$1,028.70 per note

Underwriting Discount:	$2.50 per note

Face Amount:	$1,000 per note; $16,657,000 in the aggregate for all the offered notes

Trade Date of First Tranche:	September 12, 2007
Trade Date of Second Tranche:	September 21, 2007

Settlement Date:	September 26, 2007

Stated Maturity Date:	September 26, 2009, unless postponed due to non-business days

Determination Date:	September 14, 2009, unless postponed due to a market disruption event or non-trading days

Initial Index Level:	2,171.60

Final Index Level:	To be determined on the Determination Date

Index Return:	The result of (i) the Final Index Level minus the Initial Index Level divided by (ii) the Initial Index Level, expressed as a percentage.

Payment Amount:	On the Stated Maturity Date, you will receive an amount in cash per note equal to:

If the Final Index Level is greater than or equal to the Index Cap, Maximum Redemption

If the Final Index Level is less than the Index Cap but greater than the Initial Index Level,
Face Amount + (Face Amount x Participation Level x Index Return)

Goldman, Sachs & Co.	1

If the Final Index Level is less than or equal to the Initial Index Level, but greater than or equal to the Buffer Level,
Face Amount

If the Final Index Level is less than the Buffer Level, Face Amount + (Face Amount x Buffer Rate x (Index Return +
Buffer Amount))

Participation Level:	150%

Index Cap:	121.25% of the Initial Index Level

Maximum Redemption:	131.875% of the Face Amount

Buffer Level:	85% of the Initial Index Level

Buffer Rate:	Initial Index Level / Buffer Level

Buffer Amount:	(Initial Index Level — Buffer Level) / Initial Index Level

This note is not principal protected. Investors can lose up to 100% of the principal amount invested.

No interest:	The notes will not bear interest

No listing:	The notes will not be listed on any securities exchange or interdealer market quotation system

CUSIP:	R2188Y544

ISIN:	USR2188Y5448
Disclaimers
The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. and certain of its affiliates. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Prospectus contains a more detailed description of the limited relationship MSCI has with Goldman Sachs and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

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